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                                                                    EXHIBIT 12.1



                                 KELLOGG COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (DOLLARS IN MILLIONS)

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                                             Quarter Ended June 30,                  Year ended December 31,
                                                2001       2000        2000        1999      1998          1997        1996

Earnings Before Income Taxes,                $  353.9   $  485.4   $    867.7   $  536.7   $  782.5   $    904.5   $  859.9

Fixed Charges:
          Interest Expense                      147.6       66.0        137.5      118.8      119.5        108.3       69.4
          Capitalized Interest                    2.1        4.0          5.6        8.4        7.8          9.6        3.8
          Portions of Rental
          Expense Representing
          Interest                               10.6        6.1         12.2       11.0       12.0         13.0       13.0

Total Fixed Charges (B)                         160.3       76.1        155.3      138.2      139.3        130.9       86.2

Earnings Before Income Taxes,                $  514.2   $  561.5   $  1,023.0   $  674.9   $  921.8   $  1,035.4   $  946.1

Ratio of Earnings to Fixed Charges (A/B)          3.2        7.4          6.6        4.9        6.6          7.9       11.0

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